================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         MIRAGE RESORTS, INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                         MIRAGE RESORTS, INCORPORATED

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 29, 1997

                               ----------------

  The Annual Meeting of Stockholders (the "Meeting") of Mirage Resorts, Incorporated (the "Company") will be held at The Mirage, 3400 Las Vegas Boulevard South, Las Vegas, Nevada on Thursday, May 29, 1997, at 1:00 P.M., for the following purposes:

  1. To elect three directors for the term set forth in the accompanying Proxy Statement; and

  2. To transact such other business as may properly come before the Meeting and any adjournments thereof.

  Pursuant to the Bylaws of the Company, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the Meeting as of the close of business on March 31, 1997. Accordingly, only stockholders of record on such date and at such time will be entitled to vote at the Meeting, notwithstanding any transfer of stock on the books of the Company thereafter.

  Whether or not you expect to attend the Meeting in person, please date and sign the accompanying Proxy card and return it promptly to American Stock Transfer & Trust Company in the envelope enclosed for that purpose.

                                          BRUCE A. LEVIN
                                             Secretary

Las Vegas, Nevada
April 18, 1997

                         MIRAGE RESORTS, INCORPORATED
                        3400 LAS VEGAS BOULEVARD SOUTH
                            LAS VEGAS, NEVADA 89109

                                APRIL 18, 1997

                               ----------------

                                PROXY STATEMENT

  The accompanying Proxy is solicited by and on behalf of the Board of Directors of Mirage Resorts, Incorporated (the "Company") for use only at the Company's Annual Meeting of Stockholders (the "Meeting") to be held on May 29, 1997, and at any and all adjournments thereof. Unless the accompanying Proxy has been previously revoked, the shares represented by the Proxy will, unless otherwise directed, be voted at the Meeting for the nominees for election as directors named below and, with discretion, on all other matters as may properly come before the Meeting. A stockholder may revoke the Proxy at will at any time prior to the voting of shares by voting in person at the Meeting or by filing with the Secretary of the Company a duly executed Proxy bearing a later date or an instrument revoking the Proxy. The total cost of solicitation of Proxies will be paid by the Company.

  In addition to soliciting Proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit Proxies personally or by other appropriate means. It is anticipated that banks, brokerage firms, fiduciaries and other custodians and nominees will forward Proxy soliciting material to their principals and that the Company will reimburse such persons' out-of-pocket expenses.

  It is anticipated that this Proxy Statement and accompanying Proxy will first be mailed to stockholders on or about April 21, 1997.

  All information contained in this Proxy Statement has been adjusted to reflect the two-for-one split of the Company's common stock effective June 17, 1996.

                                 VOTING RIGHTS

  Holders of the Company's common stock, $.004 par value (the "Common Stock"), of record as of the close of business on March 31, 1997, will be entitled to one vote for each share held on all matters presented to the Meeting. On March 31, 1997, there were outstanding 178,625,443 shares of Common Stock, which constituted all of the outstanding voting securities of the Company. A majority of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be counted as shares that are present for purposes of determining the presence of a quorum. There will be no cumulative voting for members of the Board of Directors. The three nominees who receive the greatest number of votes cast will be elected to the Board of Directors. Under the rules of the New York Stock Exchange (the "NYSE"), the election of directors is considered by the NYSE to be a "routine" item upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the Meeting.

             STOCK OWNERSHIP OF MAJOR STOCKHOLDERS AND MANAGEMENT

  The following table sets forth certain information as of March 31, 1997 with respect to the "beneficial" ownership, as such term is defined in the Rules of the Securities and Exchange Commission (the "Commission"), of the Common Stock by (i) each person who, to the knowledge of the Company, beneficially owned more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and the four other highest compensated executive officers of the Company during 1996 (collectively, the "Named Officers") and (iv) all directors and executive officers of the Company as a group.

                                                           APPROXIMATE
                                                          PERCENTAGE OF
                                           NUMBER OF       OUTSTANDING
                     NAME                    SHARES       COMMON STOCK
                     ----                  ----------     -------------
     Stephen A. Wynn
      P.O. Box 7777
      Las Vegas, NV 89177                  29,812,164(1)      15.6%
     FMR Corp.
      82 Devonshire Street
      Boston, MA 02109                     18,738,830(2)      10.5%
     Janus Capital Corporation
      100 Fillmore Street
      Denver, CO 80206                      9,498,925(3)       5.3%
     Melvin B. Wolzinger                    3,321,880(4)       1.9%
     Daniel B. Wayson                         513,750(5)        *
     Elaine P. Wynn                           240,000(6)        *
     George J. Mason                          172,500(7)        *
     Richard D. Bronson                       425,000(8)        *
     Ronald M. Popeil                          57,550(9)        *
     Barry A. Shier                           750,290(10)       *
     Bruce A. Levin                           100,000(11)       *
     Daniel R. Lee                            893,200(12)       *
     Kenneth R. Wynn                        1,266,882(13)       *
     All directors and executive officers
      as a group (14 persons)              36,624,604(14)     18.9%

---------------------
  * Less than 1%.

 (1) Includes 12,150,000 shares subject to options which are currently exercisable or become exercisable within 60 days of March 31, 1997. Does not include shares beneficially owned by Elaine P. Wynn, Mr. Wynn's wife, as separate property, as to which shares Mr. Wynn disclaims beneficial ownership.

 (2) Represents shares beneficially owned as of December 31, 1996, based on a
     Schedule 13G, dated February 14, 1997, filed with the Commission. Such
     Schedule 13G states that FMR Corp. and certain related persons have sole dispositive power as to all of such shares and sole voting power as to 827,030 of such shares.

 (3) Represents shares beneficially owned as of December 31, 1996, based on a
     Schedule 13G, dated February 10, 1997, filed with the Commission. Such
     Schedule 13G states that Janus Capital Corporation and a related person have shared dispositive and voting power as to all of such shares.

 (4) Includes 2,892,186 shares held by a family trust of which Mr. Wolzinger and his wife serve as trustees and 351,664 shares held by a limited partnership of which such trust is the general partner and a limited partner. Mr. Wolzinger disclaims beneficial ownership of 189,196 shares held by the limited partnership as to which he has no pecuniary interest. Also includes 43,030 shares held by a trust of which Mr. Wolzinger serves as a trustee but does not have any pecuniary interest, as to which shares Mr. Wolzinger disclaims beneficial ownership. Also includes 35,000 shares subject to options which are currently exercisable or become exercisable within 60 days of March 31, 1997.

 (5) Includes 35,000 shares subject to options which are currently exercisable or become exercisable within 60 days of March 31, 1997.

 (6) Includes 35,000 shares subject to options which are currently exercisable or become exercisable within 60 days of March 31, 1997. Does not include shares reported as beneficially owned by Stephen A. Wynn, Mrs. Wynn's husband.

 (7) Includes 70,000 shares held by a family trust of which Mr. Mason and his wife serve as trustees and 35,000 shares subject to options which are currently exercisable or become exercisable within 60 days of March 31, 1997.

 (8) Represents shares subject to options which are currently exercisable or become exercisable within 60 days of March 31, 1997.

 (9) Includes 35,000 shares subject to options which are currently exercisable or become exercisable within 60 days of March 31, 1997.

(10) Includes 750,000 shares subject to options which are currently exercisable or become exercisable within 60 days of March 31, 1997 and 240 shares held by Mr. Shier as custodian for his minor children.

(11) Represents shares subject to options which are currently exercisable or become exercisable within 60 days of March 31, 1997.

(12) Includes 889,200 shares subject to options which are currently exercisable or become exercisable within 60 days of March 31, 1997.

(13) Includes 800,000 shares held by a family trust of which Mr. Wynn serves as trustee and 2,500 shares held by Mr. Wynn as custodian for his minor children. Mr. Wynn disclaims beneficial ownership of the shares held by him as custodian. Also includes 364,382 shares subject to future vesting. Also includes 100,000 shares subject to options which are currently exercisable or become exercisable within 60 days of March 31, 1997.

(14) Includes 14,809,200 shares subject to options which are currently exercisable or become exercisable within 60 days of March 31, 1997.

                       DIRECTORS AND EXECUTIVE OFFICERS

  The Company's Articles of Incorporation and Bylaws provide for from three to 11 directors, the precise number to be determined from time to time by the Board of Directors. Currently, the size of the Board is fixed at seven members. All of the existing directors have been previously elected by the stockholders. The three directors to be elected at the Meeting are to be elected to hold office for three years each and until the election of their respective successors. All Proxies received by the Board of Directors will be voted for the election, as directors, of the nominees listed below if no direction to the contrary is given. In the event that any nominee is unable or declines to serve, an event that is not anticipated, the Proxies will be voted for the election of any nominee who may be designated by the Board of Directors.

  The information set forth below is submitted with respect to the nominees to the Board for whom it is intended that Proxies will be voted, for directors whose terms of office will continue after the Meeting and for executive officers who are not directors.

INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS(1)

NAME                                                        YEAR FIRST ELECTED
----                                                        ------------------
Melvin B. Wolzinger, 76                                            1973
 Director and Member of Audit, Stock Option and Bonus
 Committees
 Mr. Wolzinger is, and has been for more than five years, a
 general partner in W.W. Investment Co., a real estate
 holding company in Las Vegas, Nevada. He has been a
 principal owner of various restaurants and casino gaming
 establishments in Las Vegas for many years and a
 stockholder of the Company for approximately 40 years.

NAME                                                         YEAR FIRST ELECTED
----                                                         ------------------
Daniel B. Wayson, 44                                               1988;
 Director                                                        Appointed
 Mr. Wayson is, and has been for more than five years, a         March 19,
 principal of Wayson Properties, Inc., a real estate                1987
 development and holding company, and other real estate and
 business ventures. He served as President and Chief
 Executive Officer of the Company's former New Jersey gaming subsidiary from December 1984 through February 1987.
George J. Mason, 66                                                 1973
 Director and Member of Audit, Stock Option and Bonus
 Committees
 Mr. Mason is a Senior Managing Director of Bear, Stearns &
 Co. Inc., Los Angeles, California, an investment banking
 firm which has provided certain services to the Company,
 and has been employed by such firm since 1973.

INFORMATION CONCERNING DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING(1)

                                                                  EXPIRATION OF
                                                                     TERM AS
NAME                                           YEAR FIRST ELECTED   DIRECTOR
----                                           ------------------ -------------
Stephen A. Wynn, 55(2)                                1973            1998
 Chairman of the Board of Directors, President
 and Chief Executive Officer
 Mr. Wynn has held his present positions for
 more than five years. He is a Trustee of the
 University of Pennsylvania and a member of
 the Lake Tahoe Regional Planning Commission.
Ronald M. Popeil, 61                                 1980;            1998
 Director and Member of Audit, Stock Option        Appointed
 and Bonus Committees                            September 19,
 Mr. Popeil has been the President of RONCO,         1979
 Inc., the principal business of
 which is the production and marketing of
 consumer products, since he co-founded that
 company in May 1984. He is recognized as a
 pioneer in the field of direct response
 television marketing.
Elaine P. Wynn, 54(2)                                 1977            1999
 Director
 Mrs. Wynn has been active in civic and
 philanthropic affairs in Las Vegas for many
 years and has received numerous honors for
 her charitable and community work. She is Co-
 Chairperson of the Greater Las Vegas Inner-
 City Games and a member of the Board of the
 national Inner-City Games Foundation. Mrs.
 Wynn is also Secretary, Treasurer and a
 Trustee of Golden Nugget Scholarship Fund,
 Inc.
Richard D. Bronson, 52                               1993;            1999
 Director                                          Appointed
 Mr. Bronson has been President of New City        August 3,
 Development, a division of the Company which         1992
 is responsible for certain corporate
 development activities of the Company outside
 of Nevada, or its predecessor, New City
 Development, Inc., since February 1992.

INFORMATION CONCERNING EXECUTIVE OFFICERS OTHER THAN DIRECTORS LISTED ABOVE(3)

                                                                     YEAR HIRED
NAME                                                                 BY COMPANY
----                                                                 ----------
Barry A. Shier, 42, Executive Vice President -- Marketing and Hotel     1984
 Operations
 Mr. Shier joined the Company as Executive Vice President -- Hotel
 Operations in September 1984 and was appointed to his present position in August 1987. Since March 1991, he has also been the
 Chief Executive Officer of GNLV, CORP., a wholly owned gaming subsidiary of the Company.

INFORMATION CONCERNING EXECUTIVE OFFICERS OTHER THAN DIRECTORS LISTED ABOVE(3) (CONTINUED)

                                                                     YEAR HIRED
NAME                                                                 BY COMPANY
----                                                                 ----------
Bruce A. Levin, 57, Vice President, General Counsel and Secretary       1979
 Mr. Levin has been Vice President and General Counsel since joining the Company in August 1979 and has also served as
 Secretary or Assistant Secretary since that date.
Daniel R. Lee, 40, Senior Vice President -- Finance and                 1992
 Development, Chief Financial
 Officer and Treasurer
 Mr. Lee joined the Company as Senior Vice President -- Finance and
 Development in March 1992 and was appointed Chief Financial
 Officer and Treasurer in September 1992. Prior thereto, he was a securities analyst and Director -- Equity Research of CS First
 Boston Corporation, an investment banking firm.
Frank P. Visconti, 43, Senior Vice President -- Retail Operations       1992
 Mr. Visconti was appointed to his present position in September
 1992. From June 1989 to September 1992, he was Vice President and
 General Manager of Neiman Marcus in San Francisco, California, a
 retail specialty store.
Thomas L. Sheer, 59, Senior Vice President -- Government and            1996
 External Affairs
 Mr. Sheer was appointed to his present position in January 1996.
 From November 1990 to December 1995, he was Assistant to the
 President of W. R. Grace & Co., a diversified chemicals company, and he also served as Director of Business Intelligence of that company from July 1993 to December 1995. Prior thereto, Mr. Sheer was employed by the Federal Bureau of Investigation for 25 years, rising to the position of an Assistant Director.
James E. Pettis, 45, Vice President -- Risk Management                  1980
 Mr. Pettis was appointed to his present position in November 1984.
 He has been employed by the Company since May 1980 with
 responsibility for various corporate risk management, safety and employee benefit matters.
James M. Powers, 68, Vice President -- Corporate Security               1980
 Mr. Powers has held his present position since joining the Company in January 1980.

---------------------
(1) Only directorships of issuers with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or subject to the requirements of Section 15(d) of the 1934 Act, or directorships of issuers registered as investment companies under the Investment Company Act of 1940, as amended, are listed in the table.

(2) Stephen A. Wynn and Elaine P. Wynn are husband and wife.

(3) Officers serve at the pleasure of the Board of Directors.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the 1934 Act requires the Company's directors and officers, and persons who beneficially own more than 10% of the outstanding Common Stock, to file with the Commission and the NYSE, within certain time periods, reports of beneficial ownership and changes in beneficial ownership of the Common Stock and other equity securities of the Company. Such persons are required by Commission regulation to furnish the Company with copies of all
Section 16(a) reports they file.

  Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, during 1996, all such filing requirements were complied with, except that (i) one report, covering a single purchase of 550 shares of Common Stock, was filed late by Mr. Popeil and (ii) one report, covering a single purchase of 1,400 shares of Common Stock, was filed late by Mr. Pettis.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                       ANNUAL COMPENSATION                  COMPENSATION AWARDS
                          --------------------------------------------- ----------------------------
                                                                         RESTRICTED    SECURITIES
   NAME AND PRINCIPAL                                   OTHER ANNUAL       STOCK       UNDERLYING        ALL OTHER
        POSITION          YEAR SALARY($)   BONUS($)  COMPENSATION($)(1) AWARDS($)(2) OPTIONS/SARS(#) COMPENSATION($)(3)
   ------------------     ---- ---------- ---------- ------------------ ------------ --------------- ------------------
Stephen A. Wynn           1996 $2,502,507 $1,250,000        $ 0             $ 0                 0          $4,110
 Chairman of the Board,   1995  2,500,422  1,250,000          0               0         2,000,000           4,260
 President and Chief      1994  2,501,701  1,250,000          0               0                 0           4,260
 Executive Officer
Barry A. Shier            1996  1,000,000    500,000          0               0                 0           4,110
 Executive Vice           1995  1,000,000    375,000          0               0         2,000,000           4,260
 President -- Marketing   1994    892,008    375,000          0               0                 0           4,260
 and Hotel Operations
Bruce A. Levin            1996    553,308    150,000          0               0           150,000           4,110
 Vice President, General  1995    506,000    125,000          0               0                 0           4,260
 Counsel and Assistant    1994    437,250    100,000          0               0                 0           4,260
 Secretary
Daniel R. Lee             1996    400,000    250,000          0               0                 0           3,888
 Senior Vice              1995    400,000    200,000          0               0                 0           4,008
 President -- Finance     1994    357,776    150,000          0               0                 0           4,008
 and Development, Chief
 Financial Officer and
 Treasurer
Kenneth R. Wynn           1996    413,726    150,000          0               0                 0           3,888
 Vice President --        1995    379,556    125,000          0               0           500,000           4,008
 Design and Construction  1994    350,352    100,000          0               0                 0           3,882
 and Secretary

---------------------
(1) The Company provides certain perquisites and other personal benefits to some or all of the Named Officers, including (i) reimbursement for medical expenses, (ii) personal use of Company vehicles and aircraft,
    (iii) complimentary rooms, food, beverages and entertainment (including privileges at the Company's health spas and golf course) and (iv) use of Company employees to furnish personal services. The unreimbursed incremental cost to the Company of providing perquisites and other personal benefits did not exceed, as to any Named Officer for any year, the lesser of $50,000 or 10% of the total salary and bonus paid to such Named Officer for such year and, accordingly, is omitted from the table.

(2) At December 31, 1996, Kenneth R. Wynn held 364,382 restricted shares of Common Stock with an aggregate value (based on the closing sale price of the Common Stock on the NYSE Composite Tape on December 31, 1996) of $7,879,761. To the extent that the Company pays dividends on the Common Stock in the future, Mr. Wynn will receive dividends on such restricted shares. None of the other Named Officers held restricted stock awards at December 31, 1996.

(3) Represents (i) Company-paid premiums for term life insurance on each of the Named Officers, as follows: Stephen A. Wynn -- 1996: $1,110, 1995: $1,260, 1994: $1,260; Barry A. Shier -- 1996: $1,110, 1995: $1,260, 1994: $1,260;
    Bruce A. Levin -- 1996: $1,110, 1995: $1,260, 1994: $1,260; Daniel R.
    Lee -- 1996: $888, 1995: $1,008, 1994: $1,008; and Kenneth R. Wynn -- 1996:
    $888, 1995: $1,008, 1994: $882 and (ii) 50% matching contributions made by the Company for the Named Officers in accordance with the Company's retirement savings plan adopted pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), which amount to $3,000 for each of the Named Officers for each of 1996, 1995 and 1994.

OPTION GRANTS IN 1996




                                 INDIVIDUAL GRANTS                  POTENTIAL REALIZABLE
                 --------------------------------------------------   VALUE AT ASSUMED
                   NUMBER OF   % OF TOTAL                           ANNUAL RATES OF STOCK
                  SECURITIES    OPTIONS                               PRICE APPRECIATION
                  UNDERLYING   GRANTED TO                              FOR OPTION TERM
                    OPTIONS    EMPLOYEES     EXERCISE    EXPIRATION ---------------------
     NAME        GRANTED(#)(1)  IN 1996   PRICE($/SH)(2)  DATE(3)     5%($)      10%($)
     ----        ------------- ---------- -------------- ---------- ---------- ----------
Stephen A. Wynn           0        -- %      $   --           --    $      --  $      --
Barry A. Shier            0        --            --           --           --         --
Bruce A. Levin      150,000       14.3        22.375      8/22/06    2,110,728  5,348,998
Daniel R. Lee             0        --            --           --           --         --
Kenneth R. Wynn           0        --            --           --           --         --

---------------------
(1) The options granted to Mr. Levin become exercisable on August 22, 2001. Exercisability of the options may be accelerated upon the occurrence of certain fundamental corporate changes or at the discretion of the Stock Option Committee.

(2) Such options were granted at market value (the closing sale price of the Common Stock on the NYSE Composite Tape) on the date of grant. Under the terms of the Company's Stock Option and Stock Appreciation Rights Plans, the Stock Option Committee retains discretion, subject to plan limitations, to modify the terms of outstanding options and to reprice options. The exercise price of the options may be paid in cash, by delivery of shares of Common Stock or by offset of the underlying shares, subject to certain conditions.

(3) The options are subject to early termination in the event of termination of employment.

AGGREGATED OPTION EXERCISES IN 1996 AND FISCAL YEAR-END OPTION VALUES

                                              NUMBER OF SECURITIES
                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                   SHARES                       OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS
                 ACQUIRED ON     VALUE             YEAR-END(#)           AT FISCAL YEAR-END($)
     NAME        EXERCISE(#) REALIZED($)(1) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(2)
     ----        ----------- -------------- ------------------------- ----------------------------
Stephen A. Wynn          0     $      --      12,150,000/1,600,000      $187,868,750/$8,700,000
Barry A. Shier           0            --         750,000/2,750,000        11,756,250/23,718,750
Bruce A. Levin     260,000      4,830,875        100,000/250,000           1,690,000/1,690,000
Daniel R. Lee       50,800      1,162,445        689,200/200,000          11,561,330/3,355,000
Kenneth R. Wynn          0            --         100,000/400,000             543,750/2,175,000

---------------------
(1) Represents the difference between the closing sale price of the Common Stock on the NYSE Composite Tape on each date of exercise and the exercise price of the options.

(2) Represents the difference between the closing sale price of the Common Stock on the NYSE Composite Tape on December 31, 1996 and the exercise price of the options.

EMPLOYMENT AGREEMENT

  On December 16, 1992, the Company entered into a 10-year Employment Agreement with Stephen A. Wynn pursuant to which Mr. Wynn serves as President and Chief Executive Officer of the Company at an annual salary of $2,500,000. Mr. Wynn shall be entitled to such bonuses, stock options and other compensation as may be determined from time to time by the Board of Directors. Pursuant to the Employment Agreement, the Company also provides Mr. Wynn with the personal use of an automobile for which the Company pays all insurance, gasoline and maintenance expenses, and provides Mr. Wynn and his dependents with reimbursement for medical expenses and coverage under the Company's life insurance program.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company or its subsidiaries (Messrs. Popeil, Mason, Wolzinger and Wayson and Mrs. Wynn) were paid a monthly retainer during 1996 of $4,000 for services as a director of the Company and its subsidiaries, and continue to receive such retainer in 1997. Messrs. Popeil, Mason and Wolzinger received an additional monthly fee of $1,000 for services as members of the Company's Audit and Stock Option Committees during 1996, and continue to receive such fee in 1997. Directors also receive reimbursement for medical expenses and coverage under the Company's life insurance program. Directors who are employees of the Company or its subsidiaries do not receive compensation for their services as directors.

  Pursuant to the Company's 1992 Non-Employee Director Stock Option Plan (the "Director Plan"), each director who is not an employee of the Company or its subsidiaries was granted 10,000 stock options in January 1996 at an exercise price of $19.4375 per share and 10,000 stock options in January 1997 at an exercise price of $23.375 per share, and will be granted an additional 10,000 stock options in each succeeding year in which he or she remains a director. Stock options granted under the Director Plan have an exercise price equal to the market value of the Common Stock on each date of grant and become exercisable three years thereafter. An aggregate of up to 500,000 stock options may be granted under the Director Plan, of which 300,000 have been granted.

                   COMPARATIVE STOCK PRICE PERFORMANCE GRAPH

  The graph below compares the cumulative total stockholder return from December 31, 1991 to December 31, 1996, assuming reinvestment of dividends, of the Company, the NYSE Market Index (which consists of all common stocks listed on the NYSE) and the Media General Industry Group 241 - Hotels, Motels, Resorts (the "MG Index"). The graph assumes an investment of $100 on December 31, 1991 in each of the Common Stock and the stocks comprising the NYSE Market Index and the MG Index.


                     PERFORMANCE GRAPH APPEARS HERE

                             MIRAGE RESORTS,  MG            NYSE
(Fiscal Year Covered)        INCORPORATED(1)  INDEX(1)      MARKET INDEX(1)
---------------------        ---------------  ---------     ---------------
Measurement Pt- 12/31/91     $100             $100         $100
FYE  12/31/1992              $118.02          $140.93      $104.70
FYE  12/31/93                $215.09          $224.71      $118.88
FYE  12/31/94                $184.68          $187.03      $116.57
FYE  12/31/95                $310.81          $209.53      $151.15
FYE  12/31/96                $389.64          $268.02      $182.08

   (1) The data points in this graph were calculated by Media
       General Financial Services, Inc., Richmond, Virginia.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Decisions concerning executive officer compensation for 1996 were made by the full Board of Directors and by the Stock Option Committee and the Bonus Committee. Directors Stephen A. Wynn, Richard D. Bronson and Daniel B. Wayson are officers or former officers of the Company or its subsidiaries. Director Elaine P. Wynn is the wife of Stephen A. Wynn.

  In January 1996, a trust of which Stephen A. Wynn is the sole beneficiary purchased an additional .68 acre of property underlying Mr. Wynn's personal residence in the Company's Shadow Creek golf course from an indirect wholly owned subsidiary of the Company. The purchase price was $170,000, which was based on the per-acre appraised value paid by Mr. Wynn when he purchased his original 3.99-acre parcel from the subsidiary in April 1993.

                       REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES AND BASE SALARIES

  Decisions concerning executive officers' base salaries and the award of certain cash bonuses for 1996 were made by the full Board of Directors, based upon the recommendations of the Company's Chief Executive Officer. Decisions concerning the grant of stock options and the award of cash bonuses pursuant to the Company's Amended and Restated 1994 Cash Bonus Plan (the "Bonus Plan") to executive officers were made by the Stock Option Committee and the Bonus Committee, respectively, and were similarly based upon the recommendations of the Chief Executive Officer. The Company otherwise has no formal compensation policies applicable to executive officers. The Chief Executive Officer's recommendations in each case were based on his subjective evaluation of each officer's (including his own) contribution to the Company and the level of compensation necessary to adequately motivate and reward the officer. The composition and amount of each item of executive compensation for 1996 (except for compensation pursuant to the Bonus Plan discussed below) did not bear a specific relationship to any particular measure of the Company's performance.

  In addition to the Chief Executive Officer's Employment Agreement discussed below, during 1996 three other executive officers (none of whom is a Named Officer) were parties to employment agreements with the Company. Compensation paid to such executive officers for 1996 was consistent with the terms of such employment agreements.

STOCK OPTIONS

  The Company's Stock Option and Stock Appreciation Rights Plans (the "Stock Option Plans") are an important component of the Company's compensation program for executive officers and other employees. The Stock Option Plans are intended to advance the interests of the Company and its stockholders by encouraging and enabling executive officers and other employees, upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, to acquire and retain a proprietary interest in the Company by ownership of its stock. Through stock option grants, the long-range interests of management and employees are aligned with those of stockholders as the stock option recipients accumulate (through the vesting of stock options) meaningful stakes in the Company. The Stock Option Plans are administered by the Stock Option Committee, which is composed of three non-employee members of the Board of Directors who also serve as the members of the Audit and Bonus Committees. Decisions concerning the grant of stock options, including the individuals to whom options were granted and the respective exercise prices and vesting periods, were made by the Stock Option Committee based upon the recommendations of the Chief Executive Officer, taking into consideration the recommendations of other members of senior management. Such recommendations and decisions were made on a subjective basis and did not bear a specific relationship to any particular measure of the Company's performance. In 1996, stock options were granted to three executive officers, including Mr. Levin. See "Executive Compensation -- Option Grants in 1996" for information concerning the stock options granted to Mr. Levin.

CASH BONUSES

  In addition to base salary and stock options, the other principal part of the Company's executive compensation program consists of cash bonuses awarded pursuant to the Bonus Plan, which was approved by the Company's stockholders in May 1994. The Bonus Plan provides for an annual bonus pool equal to 5% of the Company's consolidated earnings before depreciation, interest and taxes in excess of $250,000,000. Out of the bonus pool, each executive officer is eligible to receive a bonus of up to 50% of his annual base salary in effect on March 31, 1994, the effective date of the Bonus Plan. The Bonus Plan is administered by the Bonus Committee, which is composed of three non-employee members of the Board of Directors. Decisions concerning the award of bonuses pursuant to the Bonus Plan (within the above-described limitations) were made by the Bonus Committee based upon the recommendations of the Chief Executive Officer. Such recommendations and decisions were made on a subjective basis and, except as noted above, did not bear a specific relationship to any particular measure of the Company's performance. The Board of Directors, in its discretion, may award cash bonuses in addition to those awarded by the Bonus Committee under the Bonus Plan. Cash bonuses so awarded by the Board of Directors to executive officers for 1996 were based upon the recommendations of the Chief Executive Officer, which recommendations were made on a subjective basis and did not bear a specific relationship to any particular measure of the Company's performance. For 1996, bonuses were awarded to each executive officer in amounts ranging from approximately 17% to 63% of annual base salary. See "Executive Compensation -- Summary Compensation Table" for information concerning bonuses awarded to the Named Officers.

OTHER COMPENSATION

  The Company also provides certain perquisites and other personal benefits to executive officers, which constitute a small percentage of their total compensation. See footnote (1) to "Executive Compensation -- Summary Compensation Table."

INTERNAL REVENUE CODE SECTION 162(m)

  Section 162(m) of the Code eliminates the federal income tax deductibility of most compensation exceeding $1,000,000 paid to the chief executive officer or any of the four highest compensated executive officers (other than the chief executive officer) of publicly held corporations. Certain types of compensation are not affected by the deduction limitation, including compensation paid pursuant to a binding agreement entered into on or before February 17, 1993 and compensation paid pursuant to a qualifying performance-based plan such as the Bonus Plan and the Stock Option Plans. The Bonus Plan was adopted in 1994 in response to the enactment of Section 162(m) in order to permit the Company to continue deducting bonuses paid to the Chief Executive Officer and other executive officers whose annual compensation exceeds $1,000,000. In making compensation decisions, the Board of Directors takes into account the effect of Section 162(m), although in appropriate circumstances it may determine to award compensation to covered executive officers which is not fully deductible by the Company by virtue of Section 162(m). The $125,000 bonus awarded by the Board of Directors to Mr. Shier for 1996 outside the Bonus Plan was not deductible by the Company as a result of such limitation.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  In 1996, the Chief Executive Officer received a salary of $2,500,000 pursuant to a 10-year Employment Agreement approved by the Board of Directors in December 1992. See "Executive Compensation -- Employment Agreement." The amount of such salary was determined by the Board of Directors based upon the Chief Executive Officer's recommendation. Such recommendation and determination were made on a subjective basis and did not bear a specific relationship to any particular measure of the Company's performance during 1996 or any prior period. In adopting the Chief Executive Officer's recommendation, the Board of Directors considered a large number of factors, including (1) the record of leadership and service provided by the Chief Executive Officer since joining the Company in 1973, (2) the identification of the Company with the Chief Executive Officer by the financial community and the general public, and the recognition by the Board of Directors and others in the gaming industry of the importance of his leadership, creativity and other personal attributes to the Company's continued success, (3) the total stockholder return obtained by the Company during the past five years, which significantly surpassed that of both the broad market and the Company's principal industry competitors as a group (see "Comparative Stock Price Performance Graph"), (4) the achievements recorded by the Company since the Chief Executive Officer's annual salary was last increased in March 1990, including the successful financial performance of The Mirage, the Company's flagship hotel-casino, since opening in November 1989, the restructuring of a significant portion of the Company's long-term debt and the successful completion of equity offerings in 1991 and 1992, resulting in a reduction of the Company's average cost of capital, the development and construction of Treasure Island at The Mirage, the Company's newest hotel-casino, which opened on schedule in October 1993, and the purchase, for future development, of the 164-acre site of the former Dunes Hotel, Casino and Country Club on the Las Vegas Strip, which was consummated in January 1993, (5) the fact that the Chief Executive Officer is the Company's principal stockholder and thereby holds a significant stake in the Company's future and (6) the fact that the Chief Executive Officer's annual salary had not been increased in almost three years, and that he was not awarded a cash bonus in 1991 or 1992. No specific weight was assigned to any particular factor.

  In 1996, the Chief Executive Officer was awarded a cash bonus of $1,250,000 (50% of his annual base salary) pursuant to the Bonus Plan. The amount of such bonus was determined by the Bonus Committee based upon the recommendation of the Chief Executive Officer. Such recommendation and determination were made on a subjective basis, taking into account the Chief Executive Officer's contributions to the Company and the amount necessary to adequately reward the Chief Executive Officer, and did not bear a specific relationship to any particular measure of the Company's performance during 1996.


                                          BY THE BOARD OF DIRECTORS

                                          Stephen A. Wynn, Chairman
                                          Melvin B. Wolzinger
                                          George J. Mason
                                          Ronald M. Popeil
                                          Elaine P. Wynn
                                          Daniel B. Wayson
                                          Richard D. Bronson

                                          BY THE STOCK OPTION COMMITTEE

                                          Ronald M. Popeil
                                          Melvin B. Wolzinger
                                          George J. Mason

                                          BY THE BONUS COMMITTEE

                                          Ronald M. Popeil
                                          Melvin B. Wolzinger
                                          George J. Mason

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS
                              AND ITS COMMITTEES

  The committees of the Board of Directors are the Audit Committee, the Stock Option Committee and the Bonus Committee. The Board of Directors has not designated a nominating committee or a compensation committee.

  The Audit Committee held nine meetings during 1996. The functions of the Audit Committee include reviewing and making recommendations to the Board of Directors with respect to: the engagement or re-engagement of an independent accounting firm to audit the Company's financial statements for the then current fiscal year, and the terms of the engagement; the policies and procedures of the Company with respect to maintaining the Company's books and records and furnishing any necessary information to the independent auditors; the procedures to encourage access to the Audit Committee and to facilitate the timely reporting during the year by authorized representatives of the Company's independent auditors to the Audit Committee of their recommendations and advice; the implementation by the Company's management of such recommendations and advice; the implementation by management of the recommendations made by the independent auditors in their management letters, the adequacy and implementation of the Company's internal audit controls and the adequacy and competency of the related personnel; and such other matters relating to the Company's financial affairs and accounts as the Audit Committee may in its discretion deem desirable. The Audit Committee also has certain other responsibilities, including the responsibility to oversee the employment and marketing practices of the Company and its gaming subsidiaries and their compliance with gaming regulations.

  The Stock Option Committee took action by written consent on eight occasions during 1996. The Stock Option Committee administers the Stock Option Plans. Subject to the conditions set forth in the Stock Option Plans, the Stock Option Committee has full and final authority to determine the number of stock options or stock appreciation rights ("SARs") to be granted, the individuals to whom and the time or times at which such options or SARs shall be granted or be exercisable, their exercise prices and the terms and provisions of the respective agreements to be entered into at the time of grant, which may vary.

  The Bonus Committee took action by written consent on two occasions during 1996. The Bonus Committee administers the Bonus Plan. Subject to the conditions set forth in the Bonus Plan, the Bonus Committee has full and final authority to award cash bonuses pursuant to the Bonus Plan, to construe and interpret the Bonus Plan, to adopt amendments to the Bonus Plan (subject to stockholder approval in certain cases) and to make all other determinations and take all other action deemed necessary or advisable for the proper administration of the Bonus Plan.

  The Board of Directors held 10 meetings during 1996. Each director except for Mr. Bronson attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served.

                            INDEPENDENT ACCOUNTANTS

  The Company's independent accountants for 1996 were Arthur Andersen LLP ("AA"), which firm has been appointed to serve in such capacity for the current year. A representative of AA is expected to be present at the Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

                       FUTURE PROPOSALS OF STOCKHOLDERS

  Any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and form of Proxy for the 1998 Annual Meeting of Stockholders must submit such proposal sufficiently far in advance so that it is received by the Company not later than December 19, 1997.

                            DISCRETIONARY AUTHORITY

  While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the Meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders at the Meeting, other than as set forth above. The enclosed Proxy gives discretionary authority, however, in the event that any additional matters should be presented.

  STOCKHOLDERS ARE URGED IMMEDIATELY TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By the Board of Directors

                                          BRUCE A. LEVIN
                                            Secretary

                         MIRAGE RESORTS, INCORPORATED

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                     PROXY

The undersigned appoints Ronald M. Popeil and Kenneth R. Wynn, and each of them, as Proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Mirage Resorts, Incorporated held of record by the undersigned on March 31, 1997, at the Annual Meeting of Stockholders to be held on May 29, 1997 or any adjournment thereof.


                                                    (Change of Address/Comments)

Election of Directors, Nominees:                    ----------------------------

George J. Mason, Daniel B. Wayson,                  ----------------------------
 Melvin B. Wolzinger
                                                    ----------------------------

                                                    ----------------------------

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARE UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------





[X] Please mark                                                         |
    your                                                                |____
    votes as this
    example


                FOR      WITHHELD
1. Election     [_]         [_]                  2. In their discretion, the
of Directors                                        Proxies are authorized to
                                                    vote upon such other
                                                    business as may properly
                                                    come before the meeting.


FOR, except vote withheld from the following nominee(s):

---------------------------------------------------------------







SIGNATURE(S)__________________________________________DATE______________________
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.